Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the Registration Statement of Genius Group Limited and Subsidiaries on Form F-1 of our report dated July 2, 2021 with respect to our audits of the consolidated financial statements of Genius Group Limited and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form F-1 of Genius Group Limited and Subsidiaries for each of the two years in the period ended December 31, 2020.

/s/ Marcum LLP

Marcum llp

Melville, NY

July 2, 2021